Exhibit 10.20
ALBERTSONS COMPANIES, INC.
2020 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Albertsons Companies, Inc. (the “Company”), pursuant to the Albertsons Companies, Inc. 2020 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant named below an Award of Restricted Stock Units. Unless otherwise defined herein, the capitalized terms used in this Restricted Stock Unit Award Agreement (the “Agreement”), which includes the Notice of Grant (the “Notice of Grant”) and the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, shall have the meanings ascribed to such terms in the Plan.
NOTICE OF GRANT

Participant:	[Name]
Grant Date:	[Month] [●], 2022
Award:	[●] Restricted Stock Units

Vesting Schedule:
The Participant shall become vested in the Award in three equal installments on the last day of each of the next three (3) fiscal years of the Company (excluding fiscal years of less than 12 months) (each, a “Fiscal Year”), as follows: (a) one-third (1/3) on the last day of the Company’s [-----] Fiscal Year; (b) one-third (1/3) on the last day of the Company’s [-----] Fiscal Year; and (c) one-third (1/3) on the last day of the Company’s [-----] Fiscal Year.

The Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are incorporated into this Agreement.

ALBERTSONS COMPANIES, INC. By: Name: Title:	PARTICIPANT: Name:

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) an Award of Restricted Stock Units set forth in the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan.
2.Definitions.
“Cause” shall have the meaning ascribed to such term in the Plan.
“Change in Control Period” means the 24-month period following a Change in Control.
“Competitive Activity” means the Participant’s engagement, directly or indirectly, as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner, member or in any other individual or representative capacity whatsoever, whether paid or unpaid, either for the Participant’s own benefit or the benefit of any other person or entity, other than on behalf of the Company, to organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit the Participant’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in (a) the business conducted by the Company or any of its subsidiaries on the date of the Participant’s Termination of Service in the geographic locations where the Company or any of its subsidiaries engage in such business or (b) any business which, to the Participant’s knowledge, the Company or any of its subsidiaries propose to engage in within the twelve (12) month period following the date of the Participant’s Termination of Service in the geographic locations where the Company or any of its subsidiaries propose to engage in such business.
“Data” shall have the meaning set forth in Section 9(q).
“Disability” shall have the meaning ascribed to such term in the Plan.
“Early Retirement” means, prior to the Participant’s attainment of age 62, the Participant’s Termination of Service for any reason, other than for Cause, death or Disability, on or after the Participant’s (i) attainment of age 55 and (ii) completion of 10 years of continuous service with the Company or any of its subsidiaries. A Participant’s years of service shall be determined by the Committee in accordance with predetermined, nondiscretionary rules established by the Company.
“Good Reason” has the meaning set forth in the Participant’s written employment agreement with the Company, if any. If the participant does not have a written employment agreement with the Company that defines such term, then this definition, and the corresponding parenthetical set forth in Section 5(d)(iii), is inapplicable to the Participant.
“Normal Retirement” means the Participant’s Termination of Service for any reason, other than for Cause, death or Disability, on or after the Participant’s attainment of age 62, and forbearance from engaging in any work or activity that would constitute Competitive Activity. Notwithstanding the foregoing, if the Participant’s primary place of employment or services as of the Participant’s Termination of Service is California, North Dakota, Oklahoma or any state that prohibits the enforcement of post-employment non-competition agreements, the

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Participant’s engaging in any work or activity that would constitute Competitive Activity after the Participant’s Termination of Service shall not cause the Participant to fail to qualify for Normal Retirement.
3.Vesting. Except as otherwise set forth in Section 5, the Award shall vest in accordance with the vesting schedule set forth in the Notice of Grant.
4.Dividend Equivalent Rights. If the Company declares a cash dividend on the shares of Common Stock, the Participant shall be credited with an additional number of Restricted Stock Units equal to: (i) the product of (A) the number of Restricted Stock Units subject to this Award (including additional Restricted Stock Units previously credited in accordance with this Section 4) that have not been settled as of the dividend payment date, and (B) the amount of the cash dividend paid per share of Common Stock; divided by (ii) the Fair Market Value (which shall be equal to the closing price) of a share of Common Stock on the dividend payment date. Each additional Restricted Stock Unit credited pursuant to this Section 4 shall be subject to the same vesting and settlement and other terms, conditions and restrictions as the underlying Restricted Stock Unit to which such additional Restricted Stock Unit relates.
5.Termination of Service.
(a)Unvested Restricted Stock Units. Except as otherwise provided in this Section 5, upon the Participant’s Termination of Service for any reason, any portion of the Award in which the Participant has not yet become vested shall be immediately forfeited by the Participant and cancelled, without the payment of consideration.
(b)Death or Disability. Upon the Participant’s Termination of Service due to the Participant’s death or Disability at any time, the Participant shall become immediately vested in any portion of the Award in which the Participant has not yet become vested, to the extent not previously forfeited or cancelled.
(c)Retirement.
(i)If the Participant incurs a Termination of Service that qualifies as an Early Retirement, the Participant shall become immediately vested in a number of Restricted Stock Units equal to the product of (A) the number of Restricted Stock Units subject to the Award that would have otherwise vested at the end of the Fiscal Year in which the Participant’s Early Retirement occurs and (B) a fraction, the numerator of which is the number of days elapsed in the period beginning on the first day of the Fiscal Year in which the Participant’s Early Retirement occurs and ending on the date the Participant’s Termination of Service occurs and the denominator of which is the number of days in the Fiscal Year in which the Participant’s Early Retirement occurs. 1
(ii)If the Participant incurs a Termination of Service that qualifies as a Normal Retirement, the Participant shall continue to vest in the Award in accordance with the vesting schedule set forth in the Notice of Grant, with delivery of the shares of Common Stock in respect of such Restricted Stock Units to be made at the same time as if Participant had remained employed by the Company through the applicable vesting dates, provided that, in the event of the Participant’s death following the Participant’s Normal Retirement, the Participant shall become immediately vested in any portion of the Award in which the Participant has not yet become vested, to the extent not previously forfeited or cancelled. Notwithstanding anything in this Section 5(c)(ii) to the contrary, if the Participant
1 To the extent the vesting dates are based on non-fiscal year-ends, the proration period will be aligned with the anniversary years of such vesting dates.

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engages in work or other activity that causes the Participant to no longer qualify for Normal Retirement treatment (such as Competitive Activity) following the Participant’s Termination of Service, (i) with respect to a Participant who is otherwise eligible for Early Retirement (i.e., age 62 or older with 10 years of service), they will be eligible for Early Retirement treatment, and (ii) otherwise, the Participant will no longer be qualified to receive and retain any portion of the Award that has not yet vested as of the date the Participant engages in activity that causes the Participant to no longer qualify for Normal Retirement. For the avoidance of any doubt, if a Participant engages in Competitive Activity prior to the end of the Fiscal Year in which they incur a Termination of Service, any Restricted Stock Units that would vest in the Fiscal Year of the Termination of Service in accordance with Section 5(c)(i) shall be settled in accordance with the first sentence of Section 5(c)(ii) and all other Restricted Stock Units that have not yet vested will be forfeited and cancelled. If a Participant engages in Competitive Activity after the Fiscal Year of the Termination of Service, all Restricted Stock Units that have not yet vested will be forfeited and cancelled. The Participant must immediately provide notice to the Company as set forth in Section 9(b) if the Participant engages in Competitive Activity.
(d)Change in Control. Notwithstanding anything in this Agreement to the contrary, if, during a Change in Control Period, the Participant incurs a Termination of Service (i) due to the Participant’s death or Disability, (ii) that qualifies as an Early Retirement or Normal Retirement, or (iii) by the Company for any reason other than for Cause (including for the avoidance of doubt, a Participant’s resignation for Good Reason to the extent the Participant has an employment agreement with the Company that defines Good Reason), the Participant shall become immediately vested in any portion of the Award in which the Participant has not yet become vested, to the extent not previously forfeited or cancelled.
(e)Termination of Service for Cause. Upon the Participant’s Termination of Service by the Company for Cause, the entire Award, including all of the Restricted Stock Units subject to the Award, whether vested or unvested, shall be immediately forfeited by the Participant and cancelled, without the payment of consideration.
6.Award Settlement. Subject to Section 7 of this Agreement, and subject to Section 13(b) of the Plan, upon the Participant becoming vested in any portion of the Award, the Company shall deliver to the Participant one share of Common Stock for each vested Restricted Stock Unit in accordance with this Agreement (with any fractional shares of Common Stock being rounded to the nearest whole share of Common Stock). Delivery of such shares of Common Stock shall be made as soon as reasonably practicable following the applicable date the Participant becomes vested in the Restricted Stock Units, but in no event later than the fifteenth day of the third month following the end of the Fiscal Year in which the Participant becomes vested in the Restricted Stock Units; provided, that, if the Award is considered “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), delivery of such shares of Common Stock shall be within the calendar year in which the Participant becomes vested in the Restricted Stock Units.
7.Section 409A Compliance. To the extent the Award constitutes “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), then (a) this Agreement is intended to comply with the requirements of Section 409A of the Code and the Restricted Stock Units subject to this Agreement shall be interpreted in a manner consistent with this intent; and (b) if the Participant is a “specified employee” as defined in Section 409A of the Code at the time of the Participant’s Termination of Service, then solely to the extent necessary to comply with Section 409A of the Code, no shares of Common Stock shall be delivered in respect of any Restricted Stock Units until the date that is six months following the date of the Participant’s Termination of Service or, if earlier, the Participant’s death.

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8.Taxes. The Company shall have the power and the right to require the Participant to remit to the Company the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld, and to deduct or withhold shares of Common Stock (or, as applicable, the number of Restricted Stock Units in the Participant’s Account) deliverable under the Award to satisfy such withholding obligation. Unless otherwise determined by the Compensation Committee, the Company shall withhold a number of shares of Common Stock (or, as applicable, the number of Restricted Stock Units in the Participant’s Account) equal in value to the amount necessary to satisfy federal, state, provincial and local taxes, domestic or foreign, required by law or regulation to be withheld. The amount withheld shall be the amount necessary to satisfy the Participant’s tax liability up to the maximum expected tax liability, provided that such withholding does not result in adverse tax or accounting consequences to the Company.
9.General.
(a)Amendments. No amendment, suspension or termination of this Agreement shall materially and adversely affect the rights of the Participant under this Agreement without the consent of the Participant.
(b)Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be deemed to have been given (i) on the date of transmission, if delivered by facsimile or electronic mail, (ii) on the date of delivery, if delivered by hand, (iii) on the first (1st) business day following the date of mailing, if sent by a nationally recognized overnight express mail service, or (iv) on the fourth (4th) business day after the date of mailing, if sent by United States registered or certified mail, return receipt requested, postage prepaid, as follows:
(i)If to the Company, to:
Albertsons Companies, Inc.
250 Parkcenter Blvd.
Boise, ID 83706
Attention: Executive Vice President, Chief Human Resources Officer, Government Relations, Labor Relations, & Public Affairs
Telephone: (208) 395-5785
With a copy to: General Counsel

(ii)If to the Participant, to the address listed in the personnel records of the Company.
(c)Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. The Participant may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company.
(d)Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.
(e)Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural

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number shall also include the plural or singular number, respectively; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.
(f)Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
(g)Choice of Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable federal laws. The parties agree that any legal claim arising from or related to this Agreement that may be pursued in a court of law shall be pursued exclusively in a court of competent subject matter jurisdiction located Idaho, and the parties consent to the personal jurisdiction of the courts located in Idaho and waive all objections to same (based on convenience, cost, location of witnesses or evidence, or otherwise); provided, however, that if for any reason personal jurisdiction cannot be maintained over a party in accordance with the forgoing choice of venue clause then it shall not apply.
(h)Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.
(i)Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.
(j)Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
(k)Construction. The Company and the Participant acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Participant.
(l)Unfunded Status of Award. Except upon the issuance of shares of Common Stock pursuant to this Agreement, any rights of the Participant under the Plan and this Agreement shall be those of a general unsecured creditor of the Company, and neither the

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Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company or its subsidiaries by virtue of the Plan or this Agreement.
(m)Plan Governs. This Award is made pursuant to the terms and conditions of the Plan. In the event of a conflict between this Agreement and the Plan, the provisions of the Plan shall govern.
(n)No Employment Rights. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue in the Service of the Company or any of its subsidiaries or interfere in any way with the right of the Company or any of its subsidiaries to terminate the employment or other service relationship of the Participant for any reason or no reason at any time.
(o)No Rights as Stockholder. The Participant shall not have any rights as a stockholder with respect to the shares subject to this Award until shares of Common Stock are delivered to the Participant pursuant to this Agreement.
(p)Electronic Delivery and Acceptance. The Company may, in its sole discretion: (i) deliver any documents related to the Award by electronic means or (ii) request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive all documentation applicable to the Award by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company.
(q)Data Privacy. The Participant acknowledges and consents to the collection, use, processing and transfer of personal Data (defined below) as described in this subsection. The Company and its affiliates hold certain personal information about the Participant, including the Participant’s name, home address, personal telephone number, email address, date of birth, social security number or other employee identification number, salary, nationality, job title, information regarding Shares held or equivalent benefits awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its affiliates may each further transfer Data to any third parties assisting the Company or any such related entity in the implementation, administration and management of the Plan. The Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan (whether pursuant to the Award or otherwise).

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